Exhibit 99.1

PFSweb Reports Strong Third Quarter 2022 Results, Announces Special Dividend and Provides Update on Strategic Review Process

Record Q3 2022 and Year-to-Date PFS Sales Bookings Highlight Strong Momentum Ahead of Holiday Peak Season

Company Announces a $4.50 Per Share Special Dividend to Return Significant Capital to Shareholders from the LiveArea Divestiture

Substantial Completion of Corporate Restructuring Plan Expected by Year-End 2022, Resulting in Significant Expected Cost Savings for Fiscal Year 2023

Mike Willoughby to Become Executive Director of the Board to Focus on Completion of Strategic Alternatives Process and Transition of CEO Role to Zach Thomann in 2023

IRVING, Texas – November 9, 2022 – PFSweb, Inc. (NASDAQ: PFSW) (the “Company"), a global commerce services company, today reported results for the third quarter ended September 30, 2022. The Company also provided an update on its strategic review and corporate restructuring processes, including the approval of a special cash dividend of $4.50 per share.

Q3 2022 Summary vs. Q3 2021

Results and comparisons reflect the classification of LiveArea as a discontinued operation; all comparisons are to the comparable period in 2021.

•Total revenues increased 7% to $65.5 million.
•PFS Operations service fee equivalent (SFE) revenue (a non-GAAP measure defined and reconciled below) increased 4% to $43.7 million.
•PFS Operations service fee gross margin, excluding certain LiveArea-related activity, was 23% compared to 24%.
•Net loss from continuing operations was $6.1 million or $(0.27) per share, compared to net loss from continuing operations of $6.8 million or $(0.32) per share.
•Consolidated adjusted EBITDA from continuing operations (a non-GAAP measure defined and reconciled below) improved significantly to $0.2 million compared to $(1.3) million.
•PFS Operations adjusted EBITDA from continuing operations (a non-GAAP measure defined and reconciled below) increased 30% to $4.9 million compared to $3.8 million.

“During the third quarter, we continued to benefit from robust fulfillment demand across our growing client base,” said Mike Willoughby, CEO of PFSweb. “We have maintained our PFS Operations service fee equivalent revenue momentum, driving over 8% growth year-to-date compared to the same period last year. We also saw sequential improvements in our third quarter service fee gross margin, reflecting increased productivity and the benefits of client contract pricing adjustments that went into effect this year.

“To further support our growth as a standalone order fulfillment platform, we have continued to optimize our cost structure to align more closely with our current operations and generate greater savings into 2023. As we move into the peak holiday season and prepare for the year ahead, we are building an even stronger foundation to facilitate additional client growth and maximize shareholder value.”

Recent Operational Highlights

•Recorded nine bookings in Q3 worth an estimated $19 million in annual contract value (ACV). Q3 2022 marks PFS’ strongest sales bookings quarter since the Company began reporting this metric separately for its business units in 2018.
•Year-to-date through the third quarter of 2022, PFS has recorded 26 bookings worth an estimated $37 million in combined ACV, eclipsing the full year all-time PFS record.
•Fully exited the Allen, Texas headquarters building in October 2022 as the Company continues to implement its Work Anywhere hybrid workplace featuring office spaces co-located with all production facilities and continued full support for remote work. The Company anticipates significant cost savings and benefits to company culture with the Work Anywhere initiative.
•Opened new fulfillment center in North Las Vegas, the Company’s second fulfillment center in the region.
•Entered a new lease agreement for a second fulfillment center in the Dallas area. The facility is expected to open in the first half of 2023 and is expected to continue to improve productivity, reduce costs and provide co-located office space for corporate personnel.

Zach Thomann, COO of PFSweb, commented: “Across our core verticals of health and beauty, fashion and apparel, jewelry and collectibles, and consumer packaged goods, the premier and luxury brands we serve have generally remained resilient despite the macroeconomic headwinds that have impacted major big-box and eCommerce retailers. This resilience is evidenced by the fact that we have already achieved a record bookings year, with the fourth quarter remaining. We are focused on the future as we work to convert client prospects in our substantial pipeline to launches in early 2023 and expect continued demand for our brand-centric, multi-node fulfillment service offering.”

2022 Outlook

Based on continued strong consumer and fulfillment service demand across its core verticals, PFSweb is maintaining its previously stated 2022 financial targets, which includes 2022 PFS Operations annual SFE annual revenue growth in the range of 5% to 10%. The Company remains optimistic that it can achieve SFE revenue growth at the upper end of this targeted range. The Company is maintaining its previously stated target for its annual estimated PFS pro forma standalone adjusted EBITDA percentage of service fee revenue to be within the range of 8% to 10%.

Strategic Review Process Update and Special Dividend

PFSweb continues to work with its financial advisor, Raymond James, on a review of a full range of strategic alternatives for its PFS business.

Willoughby continued: “While the completion of our strategic evaluation has been slowed by a combination of macroeconomic headwinds and the need to complete our internal restructuring, we have made great strides to streamline our organization through right-sizing corporate SG&A and addressing the excess cash on our balance sheet from the LiveArea transaction. We believe these initiatives, along with our expectation of continued strong growth in service fee revenue and profitability, will allow us to continue our strategic alternatives process in 2023 on a much stronger footing. We remain focused on maximizing value for our shareholders.”

The Company does not intend to comment further regarding the process unless there are material developments to discuss.

The Company’s board has approved a $4.50 per share special dividend, returning approximately $111 million of capital from the LiveArea divestiture to shareholders. The dividend is payable on December 15, 2022, to shareholders of record as of December 1, 2022.

Willoughby concluded: “Given the substantial excess cash generated from the LiveArea divestiture, we believe a special dividend is the optimal pathway to return capital to our shareholders. In fact, we believe we can best position our strategic review process for success by returning excess cash and maintaining more traditional levels of operating liquidity.”

Executive Transition Update

The Company also announced today that Michael Willoughby will take on the role of Executive Director of the Board of Directors, in addition to his CEO role. In this position, he will primarily focus on the strategic alternatives process while transitioning management responsibilities to COO Zach Thomann. Thomann is expected to take on the CEO role in 2023.

Monica Luechtefeld, Chair of PFSweb’s Board of Directors, stated: “The board is focused on expeditiously and efficiently driving shareholder value. The special dividend we announced today advances this goal as we continue to explore ways to return capital to shareholders. To that end, we have tasked Mike with devoting most of his time and energy to driving the strategic alternatives process to completion and the transition of the CEO position to Zach Thomann in 2023. We appreciate Mike’s willingness to work proactively with the board to restructure his compensation program to provide significant cost benefits to the Company in 2023, as well as his enthusiasm for conducting a smooth and orderly CEO transition next year. We are also grateful to Zach for taking on increased responsibilities within his role as COO as he completes his preparation to become CEO, and we have the utmost confidence in his ability to lead PFS moving forward.”

Corporate Restructuring Process Update

The Company has continued to progress on its comprehensive corporate restructuring initiatives, with the goal of aligning its cost structure more closely with its current size and focus as a result of the LiveArea divestiture, while driving greater cost savings in fiscal year 2023. Since August 2021, several key milestones have already been completed, and the Company is targeting substantial completion of its corporate restructuring plan by year-end 2022.

Recent updates and initiatives include:

a.Completion of the Company’s obligations under a Transition Services Agreement (TSA) with Merkle following the LiveArea transaction. The completion of the TSA resulted in personnel reductions throughout the first three quarters of 2022 and a reduction of ongoing SG&A expenses.
b.Successful negotiation of the early termination of the Company’s Allen, TX corporate headquarters, resulting in an incremental restructuring cost of $1.6 million recorded in Q3 2022 and a reduction of almost $2 million in related annualized SG&A expenses beginning in November 2022.
c.Restructuring of the executive leadership team and the current CEO compensation program to better reflect the expected normalized leadership cost of PFS’ continuing operations on a pro forma standalone adjusted EBITDA basis.
d.The completion of additional cost center initiatives, including reductions in certain ongoing professional services costs, and other cost reductions based on the Company’s current business model. Additionally, this cost optimization process includes ongoing efforts into early 2023 to optimize the structure and operation of the Company’s accounting and finance functions, including conversion of certain contract positions to full-time positions and the further integration of offshore resources at the Company’s Bangalore operation.

Taken together, since August 2021, the above initiatives are estimated to have resulted in total ongoing annual cost savings of approximately $9 million.

Board of Directors Update

The Company also announced today that Shinichi Nagakura will be stepping down as a member of the board, effective immediately, to focus on his role at transcosmos, Inc. Mr. Nagakura’s departure is not the result of any disagreement with the board. With his departure, the size of the board will be reduced to six directors.

Luechtefeld concluded: “On behalf of the entire board, I would like to thank Shinichi for his many years of valuable service and wish him the best in his future endeavors.”

Conference Call

PFSweb will conduct a conference call today, November 9, at 5:00 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2022 and additional corporate updates.

PFSweb management will host the conference call, followed by a question-and-answer period.

Date: Wednesday, November 9, 2022
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Registration Link: https://register.vevent.com/register/BIc53322fdfc41498b9c141013da43c78e

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.ir.pfsweb.com.

About PFSweb, Inc.

PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The Company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or www.ir.pfsweb.com for investor information.

Forward-Looking Information

This press release contains forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “potential,” “project,” “seek,” “strive,” “predict,” “continue,” “target,” “estimate”, and other similar expressions. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future, the impact of the COVID-19 pandemic on our business and results of operations, and global economic conditions. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee these expectations will actually be achieved. The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and our quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made and investors are advised to review the periodic reports of the Company and the Risk Factors described therein.

The Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Financial Statement Presentation Matters

The LiveArea segment has been presented as a discontinued operation for all periods presented in this news release.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including non-GAAP net income (loss) from continuing operations, earnings before interest, income taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations and service fee equivalent revenue.

Non-GAAP net income (loss) from continuing operations represents net income (loss) from continuing operations calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, restructuring and other costs.

EBITDA from continuing operations represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA from continuing operations further eliminates the effect of stock-based compensation, as well as restructuring and other costs.

Non-GAAP net income (loss) from continuing operations, EBITDA from continuing operations, adjusted EBITDA from continuing operations and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, restructuring and other costs, and EBITDA from continuing operations and adjusted EBITDA from continuing operations further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent (SFE) revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

The Company has presented non-GAAP financial measures for the PFS Operations business including total Direct contribution, EBITDA, adjusted EBITDA and service fee equivalent (SFE) revenue which include adjustments for certain LiveArea related revenue activity and unallocated corporate costs. Such measures are reconciled below.

The Company believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gatewayir.com

PFSWEB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	Unaudited September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$140,350	$152,332
Restricted cash	—	214
Accounts receivable, net of allowance for doubtful accounts of $375 and $867 at September 30, 2022 and December 31, 2021, respectively	50,705	78,024
Inventories, net of reserves of $0 and $57 at September 30, 2022 and December 31, 2021, respectively	—	3,133
Other receivables	7,935	7,005
Prepaid expenses and other current assets	6,254	7,244
Total current assets	205,244	247,952
Property and equipment, net	20,254	19,315
Operating lease right-of-use assets, net	32,098	35,371
Goodwill	20,904	22,218
Other assets	1,669	1,610
Total assets	$280,169	$326,466
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$24,599	$36,450
Accrued expenses	22,295	31,643
Current portion of operating lease liabilities	10,581	10,104
Current portion of finance lease obligations	72	222
Deferred revenue	2,039	4,391
Total current liabilities	59,586	82,810
Finance lease obligations, less current portion	34	89
Deferred revenue, less current portion	852	833
Operating lease liabilities, less current portion	26,864	30,393
Other liabilities	2,676	2,565
Total liabilities	90,012	116,690

Commitments and Contingencies

Shareholders' equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 35,000,000 shares authorized; 22,677,666 and 22,131,546 issued and 22,644,199 and 22,098,079 outstanding at September 30, 2022 and December 31, 2021, respectively	22	21
Additional paid-in capital	178,643	177,511
Retained earnings	15,642	33,522
Accumulated other comprehensive loss	(4,025)	(1,153)
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders’ equity	190,157	209,776
Total liabilities and shareholders’ equity	$280,169	$326,466

PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Service fee revenue	$43,658	$44,275	$134,423	$132,804
Product revenue, net	14	4,096	3,333	12,896
Pass-through revenue	21,813	12,970	58,850	37,444
Total revenues	65,485	61,341	196,606	183,144
Costs of Revenues:
Cost of service fee revenue	33,785	33,383	105,922	98,776
Cost of product revenue	4	3,895	3,059	12,265
Cost of pass-through revenue	21,813	12,970	58,850	37,444
Total costs of revenues	55,602	50,248	167,831	148,485
Gross profit	9,883	11,093	28,775	34,659
Selling, general and administrative expenses	16,341	16,161	46,846	44,768
Loss from operations	(6,458)	(5,068)	(18,071)	(10,109)
Interest (income) expense, net	(554)	165	(699)	873
Loss on extinguishment of debt	—	426	—	426
Loss from continuing operations before income taxes	(5,904)	(5,659)	(17,372)	(11,408)
Income tax expense, net	186	1,152	688	1,276
Net loss from continuing operations	(6,090)	(6,811)	(18,060)	(12,684)

Income from discontinued operations before income taxes	—	197,920	180	196,508
Income tax expense, net	—	33,758	—	36,315
Income from discontinued operations	—	164,162	180	160,193

Net income (loss)	$(6,090)	$157,351	$(17,880)	$147,509

Basic earnings (loss) per share
Income (loss) from continuing operations per share	$(0.27)	$(0.32)	$(0.80)	$(0.60)
Income from discontinued operations per share	—	7.71	0.01	7.57
Basic earnings (loss) per share	$(0.27)	$7.39	$(0.79)	$6.97
Diluted earnings (loss) per share
Income (loss) from continuing operations per share	$(0.27)	$(0.32)	$(0.80)	$(0.60)
Income from discontinued operations per share	—	7.71	0.01	7.57
Diluted earnings (loss) per share	$(0.27)	$7.39	$(0.79)	$6.97
Weighted average number of shares outstanding:
Basic	22,644	21,282	22,580	21,164
Diluted	22,644	21,282	22,580	21,164

EBITDA from continuing operations	$(4,585)	$(3,173)	$(12,521)	$(4,357)
Adjusted EBITDA from continuing operations	$185	$(1,307)	$(547)	$(2,039)

PFSWEB, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss from continuing operations	$(6,090)	$(6,811)	$(18,060)	$(12,684)
Income tax expense, net	186	1,152	688	1,276
Loss on extinguishment of debt	—	426	—	426
Interest expense, net	(554)	165	(699)	873
Depreciation and amortization	1,873	1,895	5,550	5,752
EBITDA from continuing operations	(4,585)	(3,173)	(12,521)	(4,357)
Gross margin on LiveArea activity (1)	—	(1,023)	—	(3,615)
Stock-based compensation	1,629	1,405	2,945	3,803
Restructuring and other costs	3,141	1,484	9,029	2,130
Adjusted EBITDA from continuing operations	$185	$(1,307)	$(547)	$(2,039)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss from continuing operations	$(6,090)	$(6,811)	$(18,060)	$(12,684)
Stock-based compensation	1,629	1,405	2,945	3,803
Restructuring and other costs	3,141	1,484	9,029	2,130
Non-GAAP net loss from continuing operations	$(1,320)	$(3,922)	$(6,086)	$(6,751)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total revenues from continuing operations	$65,485	$61,341	$196,606	$183,144
Pass-through revenue	(21,813)	(12,970)	(58,850)	(37,444)
Cost of product revenue	(4)	(3,895)	(3,059)	(12,265)
Service fee revenue related to LiveArea activity (1)	—	(2,441)	—	(8,813)
Service fee equivalent revenues from continuing operations	$43,668	$42,035	$134,697	$124,622

(1) In completing the discontinued operations presentation, certain LiveArea revenues, costs of revenues and gross profit related to client contracts that were not fully transferred to contracts directly operating under the LiveArea operating entities as of the August 2021 transaction date were maintained by PFSweb as part of the continuing operations presentation. As of the LiveArea transaction date, future activities of certain contracts where we have subcontracted services to LiveArea are expected to be recorded as pass-through revenue and pass-through costs, for as long as such contracts continue to be maintained directly through PFSweb.

PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP OPERATING INFORMATION
(In Thousands)

The following table represents the financial information for PFS Operations for the three and nine months ended September 30, 2022 and 2021 excluding certain unallocated corporate costs and certain non-continuing revenues and expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
PFS Operations (Non-GAAP)	2022	2021	2022	2021
Revenues:
Service fee revenue	$43,658	$44,275	$134,423	$132,804
Product revenue, net	14	4,096	3,333	12,896
Pass-through revenue	21,813	12,970	58,850	37,444
Service fee revenue related to LiveArea activity (1)	—	(2,441)	—	(8,813)
Total revenues	65,485	58,900	196,606	174,331
Costs of Revenues:
Cost of service fee revenue	33,785	33,383	105,922	98,776
Cost of product revenue	4	3,895	3,059	12,265
Cost of pass-through revenue	21,813	12,970	58,850	37,444
Cost of service fee revenue related to LiveArea activity (1)	—	(1,418)	—	(5,198)
Total costs of revenues	55,602	48,830	167,831	143,287
Gross profit	9,883	10,070	28,775	31,044
Direct operating expenses (2)	7,607	8,535	22,173	24,844
Direct contribution	2,276	1,535	6,602	6,200
Depreciation and amortization (3)	1,673	1,709	5,329	5,316
Stock-based compensation (4)	711	438	1,068	1,192
Restructuring and other costs (5)	248	81	846	727
Adjusted EBITDA	$4,908	$3,763	$13,844	$13,435

Total Revenues	$65,485	$58,900	$196,606	$174,331
Pass-through revenue	(21,813)	(12,970)	(58,850)	(37,444)
Cost of product revenue	(4)	(3,895)	(3,059)	(12,265)
Service fee equivalent revenue	$43,668	$42,035	$134,697	$124,622

(1) In completing the discontinued operations presentation, certain LiveArea revenues, costs of revenues and gross profit related to client contracts that were not fully transferred to contracts directly operating under the LiveArea operating entities as of the August 2021 transaction date were maintained by PFSweb as part of the continuing operations presentation. As of the LiveArea transaction date, future activities of certain contracts where we have subcontracted services to LiveArea are expected to be recorded as pass-through revenue and pass-through costs, for as long as such contracts continue to be maintained directly through PFSweb.
(2) Direct operating expenses for PFS Operations exclude unallocated corporate costs included in consolidated selling, general and administrative expense of $8.7 million and $7.6 million for the three months ended September 30, 2022 and 2021, respectively, and $24.7 million and $19.9 million for the nine months ended September 30, 2022 and 2021, respectively.
(3) Depreciation and amortization for PFS Operations exclude depreciation and amortization applicable to unallocated corporate costs included in consolidated selling, general and administrative expense of approximately $0.2 million and $0.2 million for the three months ended September 30, 2022 and 2021, respectively, and $0.2 million and $0.4 million for the nine months ended September 30, 2022 and 2021, respectively.

(4) Stock based compensation for PFS Operations exclude stock-based compensation applicable to unallocated corporate costs included in consolidated selling, general and administrative expense of $0.9 million and $1.0 million for the three months ended September 30, 2022 and 2021, respectively, and $1.9 million and $2.6 million for the nine months ended September 30, 2022 and 2021, respectively.
(5) Restructuring and other costs for PFS Operations exclude restructuring and other costs applicable to unallocated corporate costs included in consolidated selling, general and administrative expense of $2.9 million and $1.4 million for the three months ended September 30, 2022 and 2021, respectively, and $8.2 million and $1.4 million for the nine months ended September 30, 2022 and 2021, respectively.